Exhibit 10.61

LEASE

        THIS LEASE is made and entered into on this 27th day of April, 2004, by and between Roost Leasing, LLC, whose address is 23614 Progress, Sturgis, Michigan (“Landlord”), and Classic Manufacturing, Inc., whose address is 21900 West US-12, Sturgis, Michigan (“Tenant”).

WITNESSETH:

        1.         Leased Premises; Term.    Landlord leases to Tenant, and Tenant hires from Landlord, on the terms and subject to the conditions contained herein, the building located at 21900 West US-12, Sturgis, Michigan, and the real estate to which it is affixed, as identified on Exhibit A which is attached hereto, together with all apparatus, equipment, fittings, hot water heaters, and fixtures whatsoever now owned or hereafter acquired by Landlord and used or procured for use in connection with the operation and maintenance of such building and real estate (all of which are collectively referred to herein as the “Premises”), for a term of Ninety-six (96) months beginning on _____________, 2004, and ending on _______________, 2012, unless sooner terminated as provided herein (the “Term”). This Lease shall be subject, however, to encumbrances, conditions, covenants, easements, restrictions and rights-of-way, whether or not of record, affecting the Premises, to such matters as might be disclosed by inspection or survey and to zoning ordinances and other laws, ordinances and regulations applicable to the Premises, all of such that are known by Landlord are set forth at Exhibit A hereto.

        2.         Base Rent.

                         (a)         Tenant shall pay to Landlord, as rent for the Term, monthly installments of rent to be determined in accordance with the provisions of subparagraph (b) below. Each monthly installment shall he payable in advance, without notice or demand, and without any setoff, abatement, deduction, reduction or counterclaim of any kind; on or before the first day of each calendar month during the Term at such place as the Landlord shall from time to time designate.

                         (b)         During the first twelve months of the Term, the monthly installments of Base Rent shall be Twelve Thousand Dollars ($ 12,000). Upon the first anniversary of the commencement of the Term, and upon each anniversary thereafter, the Base Rent shall be adjusted. All adjustments shall be cumulative and shall be based upon any increase in the Index. “Index” means the Consumer Price Index of the Bureau of Labor Statistics, United States Department of Labor (CPI-U), All Items Index for All Urban Consumers U.S. City Average (1982-84 = 100), or any replacement therefor. If the Index shall cease to be published, a reasonable substitute index shall replace it for purposes of this Lease. The adjusted monthly installments of Base Rent for the twelve months succeeding any adjustment shall be the product found by multiplying the amount of the monthly installment of Base Rent due for the month just prior to adjustment times a fraction, the numerator of which shall be the Index number indicated in the column for “all items” in the month immediately preceding the adjustment and the denominator of which shall be such Index number for the month and year used in the numerator of the previous adjustment (or for the month immediately preceding commencement of the Term, as the case may be); provided, however, that in no case shall monthly Base Rent, or Base Rent as adjusted, ever be reduced. Following each such adjustment, the term “Base Rent,” as used in the Lease, shall mean Base Rent as most recently adjusted. If at the beginning of any Lease Year adjusted Base Rent shall not have been calculated, Tenant shall continue paying the Base Rent previously in effect on a timely basis. Upon notification by Landlord of the adjusted Base Rent, Tenant shall immediately pay Landlord the difference between Base Rent paid and that which would have been due had adjusted Base Rent been calculated and shall thereafter continue paying monthly installments of adjusted Base Rent.

                         (c)         Payments received from Tenant shall be applied by Landlord as follows: first, to any unpaid late charge; second, to accrued interest; third, to other charges due and unpaid; fourth, to Additional Rent; and fifth, to Base Rent.

        3.         Additional Rent.    All sums in addition to Base Rent due to be paid to Landlord under the terms of this Lease shall constitute Additional Rent. All Additional Rent shall be due and payable immediately upon demand.

        4.         Use of Premises.    Tenant shall use and occupy the Premises for manufacturing purposes and for no other purpose, except with Landlord’s prior written consent.

        Tenant shall not use the Premises, or permit the Premises to be used, for the doing of any act or thing that constitutes a violation of any law, order, ordinance, or regulation of any government authority or that may be dangerous to life or limb; nor shall Tenant in any manner deface or injure the Premises, or permit any objectionable noise or odor or any hazardous material or contaminant to be emitted or spilled, or permit anything to be done on the Premises tending to create a health hazard or nuisance or to disturb others or to injure the reputation of the Premises.

        Tenant shall receive the Premises from Landlord in compliance with (a) all laws, ordinances, orders or regulations affecting the Premises or its use or occupancy or, any alterations Tenant has made to the Premises, and (b) the recommendations of any insurance company, inspection bureau or similar agency, and shall, at Tenant’s expense, maintain such compliance.

        Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances or materials. Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or by reasonable standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Premises any such materials or substances except to use in the ordinary course of Tenant’s business, and then only after written notice is given to Landlord of the identity of such substances or materials. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any applicable state or local law and the regulations adopted under these acts. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of hazardous substances or materials on the Premises. In all events, Tenant shall indemnify Landlord in the manner elsewhere provided in this Lease against any liability resulting from any release of hazardous substances or materials on the Premises while Tenant is in possession, or caused by Tenant or persons acting under Tenant.

        5.         Condition of Premises.    Except as otherwise provided herein, Tenant’s entry into possession shall constitute conclusive evidence against Tenant that the Premises were in good order and satisfactory condition and suitable for the purposes for which they are leased at the time of entry. Neither Landlord nor Landlord’s agents have made any representations or promises with respect to the physical condition of the building, the land upon which it is erected or any other portion of the Premises, the rents, leases, expenses of operation or any other matter or thing affecting or related to the Premises except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease. Tenant has inspected the Premises, is thoroughly acquainted with their condition, and agrees to take the same “as is.”

        6.         Possession.    If possession of the Premises shall for any reason not be delivered to Tenant on the date above fixed for the commencement of the Term, this Lease shall nevertheless continue in full force and effect, and no liability whatsoever shall arise against Landlord out of any delay other than the abatement of rent, at the rate of one-thirtieth (1/30) of the monthly installment of the Base Rent for each day of delay, until possession of the Premises is delivered to Tenant; provided, however, that the Lease shall be null and void if possession is not delivered within three months of the date fixed for commencement of the Term. If Tenant shall take possession of all or any part of the Premises before the date fixed above for commencement of the Term, such possession shall be governed by the provisions of this Lease, except that Tenant shall pay Landlord, as rent, one-thirtieth (1/30) of the monthly installment of the Rent for each day of the period of such occupancy, which rent shall be apportioned according to the area of the Premises actually occupied by Tenant. Neither the Term nor any other provision of this Lease shall be affected by Tenant’s prior occupancy, which shall occur only with the written permission of the Landlord.

        It is expressly understood that Tenant’s obligation to pay rent shall commence on the date possession of the Premises is delivered to Tenant, and no liability, by abatement of rent or otherwise, shall arise against Landlord as a result of delays in occupancy caused by decoration or other work on the Premises done by or at the request of Tenant, under this Lease or any other agreement.

        7.         Maintenance and Repair.    Tenant shall, at its expense, in every way place, keep and maintain the Premises, and each component of the Premises other than the HVAC systems, the costs of any replacements thereto being shared equally between Landlord and Tenant, and all of tenant’s property upon the Premises, in a good and clean operating condition. Tenant’s obligations shall include, but not necessarily be limited to, roadway, parking, landscaping, exterior and structural maintenance, reconstruction and repairs (including all necessary replacements), the replacement of broken glass and the repair and maintenance (including all, necessary replacements) of the interior portions and components of the Premises, such as the walls, ceiling, heating, air conditioning, electrical, plumbing, dust collecting and sprinkler systems, any building security system and other interior components. Landlord shall be given notice of and Tenant’s plan for any major repair or replacement undertaken. Tenant shall also at its expense remove snow, ice, and rubbish from the Premises. If, despite the provisions of this Lease, a spill or emission of contaminants or hazardous materials should occur on the Premises, and without limiting Landlord’s right to declare a default because of such an occurrence, Tenant shall promptly notify Landlord and the appropriate governmental agencies and immediately take whatever steps may be necessary to clear up the spill or emission, protect the public health and the environment, and assure it does not happen again.

        8.         Floor Load.    Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot it was designed to carry and is permitted by law. Landlord acknowledges that Tenant’s current use of the Premises is in full compliance with the provisions of this paragraph.

        9.         Alterations.

                         (a)         Except as required by Section 7 above, Tenant shall not, without the prior written consent of Landlord, make any alterations, improvements, or additions to the Premises. If Tenant desires to make any alterations, improvements, or additions to the Premises, Tenant shall first submit to Landlord plans and specifications therefor and obtain Landlord’s written approval thereof. Landlord shall not withhold or delay its approval of any non-structural alterations unless Tenant’s proposal would be detrimental to the long-term value of the Premises. Any such approved alterations, improvements, or additions shall be made at Tenant’s sole expense with such contractor or contractors as shall be approved by Landlord. Unless otherwise directed by Landlord in writing, no alterations, improvements, additions or physical changes made by Tenant shall be removed by Tenant from the Premises at the termination of this Lease. All alterations, improvements, additions or physical changes left on the Premises at the end of the Term shall become Landlord’s property.

                         (b)         Tenant shall, before making any approved alterations, additions, installations or improvements, at its expense, obtain all permits, approvals and certificates required by any governmental or quasi-governmental bodies and (upon completion) certificates of final approval therefor and shall deliver promptly duplicates of all such permits, approvals and certificates to Landlord, and Tenant agrees to carry and will cause Tenant’s contractors and subcontractors to carry such worker’s compensation, general liability, personal and property damage insurance as Landlord may require.

        10.         Covenant against Liens.    Nothing in this Lease shall authorize Tenant to, and Tenant shall not, do any act which will in any way encumber the title of Landlord in and to the Premises, nor shall the interest or estate of Landlord in the Premises be in any way subject to any claim whatsoever by virtue of any act or omission of Tenant. Any claim to a lien upon the Premises arising from any act or omission of Tenant shall be valid only against Tenant and shall in all respects be subordinate to the title and rights of Landlord, and any person claiming through Landlord, in and to the Premises. Tenant shall remove any lien or encumbrance on its interest in the Premises within 10 days after it has arisen; provided, however, that Tenant may in good faith contest any such item if it posts a bond or other adequate security with Landlord.

        11.         Indemnification; Tenant’s Property.

                         (a)         Except as otherwise prohibited by law, Landlord shall not be liable for any damage, either to person or property, sustained by any person not due directly to the act or omission of Landlord. Tenant shall indemnify and hold Landlord harmless from and against any and all liabilities, obligations, damages, penalties, claims, costs and expenses, including reasonable attorneys’ fees, paid or incurred as a result of or in connection with Tenant’s use or occupancy of the Premises, any breach by Tenant, Tenant’s agents, contractors, employees, customers, invitees, or licensees, of any covenant or condition of this Lease, or the carelessness, negligence or improper conduct of the Tenant, Tenant’s agents, contractors, employees, customers, invitees or licensees. Tenant’s liability under this Lease extends to the acts and omissions of any subtenant, and any agent, contractor, employee, customer, invitee or licensee of any subtenant. In case any action or proceeding is brought against Landlord by reason of any such claim, Tenant, upon written notice from Landlord, will, at Tenant’s expense, resist or defend such action or proceeding by counsel approved by Landlord in writing.

                         (b)         Tenant shall bring or keep property upon the Premises solely at its own risk, and Landlord shall not be liable for any damages thereto or any theft thereof. Tenant shall maintain a policy of insurance with a responsible insurance company satisfactory to Landlord against risk of loss from any cause whatsoever to all such property and to all of Tenant’s alterations, improvements or additions to the Premises, to the full extent off their replacement cost, which policy of insurance shall contain a clause or endorsement under which the insurer waives, or permits the waiver by Tenant of, all right of subrogation against Landlord, and its agents, employees, customers, invitees, guests, or licensees, with respect to losses payable under such policy, and Tenant hereby waives all right of recovery which it might otherwise have against Landlord, and its agents, employees, customers, invitees, guests, or licensees, for any damage to Tenant’s property which is (or by the terms of this Lease is required to be) covered by a policy of insurance, notwithstanding that such damage may result from the negligence or fault of Landlord, or its agents, employees, customers, invitees, guests, or licensees. Any deductible amount included in such policy shall be treated as though it were recoverable under the policy.

        12.         Assignment and Subletting.    Tenant shall not, without the prior written consent of Landlord;

                         (a)         assign, pledge or mortgage this Lease or any interest hereunder;

                         (b)         permit any assignment hereof by operation of law;

                         (c)         sublet the Premises or any part thereof; or

                         (d)         permit the use of the Premises by any party other than Tenant and its employees.

Landlord may condition such consent upon Tenant’s continuing liability hereunder, and no consent by Landlord to an assignment or subletting shall be construed to relieve Tenant from obtaining Landlord’s written consent to any further assignment or subletting.

        13.         Expenses of Enforcement; Landlord Costs.

                         (a)         The losing party shall pay all reasonable attorneys’ fees and expenses incurred by the winning party in enforcing any of the obligations under this Lease.

                         (b)         If Landlord, in connection with any default by Tenant, makes any expenditure or incurs any obligations for the payment of money, including, but not limited to, reasonable attorneys’ fees and costs incurred in instituting, prosecuting or defending any action or proceeding, such sums so paid or obligations incurred, together with interest, shall be deemed to be Additional Rent hereunder and shall be paid by Tenant to Landlord upon demand.

        14.         Landlord’s Lien.    To secure the payment of all moneys due under this Lease, Landlord shall have a lien upon any and all rents from Tenant’s subtenants, if any, and upon all the personal property of Tenant which may at any time be upon or affixed to the Premises and the proceeds thereof. To perfect Landlord’s lien, Landlord shall have the right to file a UCC-1 financing statement with the appropriate agencies.

        15.         Landlord’s Remedies.    If default shall be made in the payment off any Rent (Base or Additional) due hereunder, or of any other sum required to be paid by Tenant under this Lease, or under the terms of any other agreement between Landlord and Tenant, or if default shall be made in the performance of any of the other covenants or conditions which Tenant is required to observe and perform under this Lease, or if the interest of Tenant in this Lease shall be levied upon under execution or other legal process, or if Tenant shall be declared insolvent according to law, or make an assignment for the benefit of creditors or petition for or enter into an arrangement, or if Tenant shall abandon or vacate the Premises during the Term of this Lease, or if Tenant shall die or become legally incompetent, or if Tenant shall cease to entirely own all business operations being carried on upon the Premises, then Landlord may, but need not, treat the occurrence of any one or more of the foregoing events as a breach of this Lease, and thereupon may, at its option, without notice or demand of any kind to Tenant or any other person, have any one or more of the following described remedies in addition to all other rights and remedies provided at law or in equity:

                         (a)         Terminate this Lease, repossess the Premises in accordance with the provisions of Section 17 hereof, and be entitled to recover immediately, as damages, the total amount due to be paid by Tenant during the balance of the Term of this Lease (based upon the assumption that cost-of-living increases will continue at the same average rate as occurred during the time when this Lease was in place), less the fair rental value of the Premises for said period, together with any other sum of money owed by Tenant to Landlord;

                         (b)         Terminate Tenant’s right of possession and repossess the Premises, in which case landlord shall make reasonable efforts to relet all or any part of the Premises for such rent and upon such terms as shall be satisfactory to Landlord. For the purpose of such reletting, Landlord may make such repairs, alterations, additions or physical changes in or to the Premises as may be necessary or convenient. If Landlord shall be unable to relet the Premises, then Tenant shall pay to Landlord as damages the total amount due to be paid by Tenant during the balance of the Term of this Lease. If the Premises are relet and a sufficient sum shall not be realized from the reletting, after payment of all costs and expenses of such repairs, alterations, additions or physical changes and the expense off such reletting and the collection of rent occurring therefrom, to satisfy the rent herein provided to be paid during the remainder of the Term, Tenant shall satisfy and pay any such deficiency upon demand. Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this paragraph from time to time and that any suit or recovery of any portion due Landlord hereunder shall be no defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord;

                         (c)         Have specific performance of Tenant’s obligations;

                         (d)         Cure the default and recover the cost of curing as Additional Rent due on demand.

        16.         Bankruptcy.

                         (a)         If following the filing of a petition by or against Tenant in a bankruptcy court Landlord shall not be permitted to terminate this Lease as hereinabove provided because of the provisions of Title 11 of the United States Code relating to Bankruptcy, as amended (the “Bankruptcy Code”), then Tenant (including Tenant as Debtor-in-Possession) or any trustee for Tenant agrees promptly, within no more than thirty (30) days upon request by Landlord to the Bankruptcy Court, to assume or reject this Lease, and. Tenant agrees not to seek or request any extension or adjournment of any application to assume or reject this Lease by Landlord with such Court. Tenant’s or the trustee’s failure to assume this Lease within said 30-day period shall be deemed a rejection. Landlord shall thereupon immediately be entitled to possession of the Premises without further obligation to Tenant or the trustee, and this Lease shall be terminated, except that Landlord’s right to damages for Tenant’s default shall survive such termination.

                         (b)         Tenant or any trustee for Tenant may only assume this Lease if (i) it cures or provides adequate assurance that the trustee will promptly cure any default hereunder, (ii) it compensates or provides adequate assurance that the Tenant will promptly compensate landlord for any actual pecuniary loss to Landlord resulting from Tenant’s default, and (iii) it provides adequate assurance of future performance under this Lease by Tenant. In no event after the assumption of this Lease by Tenant or any trustee for Tenant shall any then-existing default remain uncured for a period in excess of ten (10) days. Adequate assurance of future performance of this Lease shall include, without limitation, adequate assurance (A) of the source of Rent required to be paid by Tenant hereunder, and (B) that assumption or permitted assignment of this Lease will not breach any provision hereunder.

        17.         Termination; Surrender of Possession.    Upon the expiration or termination of this Lease, whether by lapse of time, operation of law or pursuant to the provisions of this Lease, Tenant shall:

                         (a)         Restore the Premises to the same condition in which they were in at the beginning of the Term (except for approved alterations, additions or improvements made pursuant to Section 9 above), remove all of its personal property (including all signs, symbols and trademarks pertaining to its business) from the Premises and repair any damage to the Premises caused by such removal; and

                         (b)         Surrender possession of the Premises to Landlord.

        If Tenant shall fail or refuse to restore the Premises as hereinabove provided, Landlord may do so and recover its cost for so doing. If Tenant shall fail or refuse to comply with Tenant’s duty to remove all personal property from the Premises and the building upon the expiration or termination of this Lease, the parties hereto agree and stipulate that Landlord may, at its election: (a) treat such failure or refusal as an offer by Tenant to transfer title to such personal property to Landlord, in which event the title thereto shall thereupon pass under this Lease as a bill of sale; or (b) treat such failure or refusal as conclusive evidence, on which Landlord shall be entitled to rely absolutely, that Tenant has forever abandoned such personal property. In either event, Landlord may, with or without accepting title thereto, keep or remove, store, destroy, discard or otherwise dispose of all or any part thereof in any manner that Landlord shall choose without incurring liability to Tenant or to any other person. In no event shall Landlord ever become or be charged with the duties of a bailee of any personal property of Tenant. The failure of Tenant to remove any personal property from the Premises shall forever bar Tenant from bringing any action or asserting any liability against Landlord with respect to any such property which Tenant fails to remove.

        If Tenant shall fail or refuse to surrender possession of the Premises to Landlord upon termination or expiration of this Lease, Landlord may immediately, without notice, re-enter the Premises and dispossess all persons and effects therefrom, using such force as may be necessary. Landlord shall also be entitled to such other remedies as may be provided it by law or in equity.

        18.         Holding Over.    Tenant acknowledges that its holding over beyond the time of the termination or expiration of this Lease will cause Landlord additional expense. If Tenant shall remain in possession of the Premises, or any part thereof, after the termination or expiration of this Lease, Tenant shall acquire no rights with respect to the Premises. Tenant shall, however, pay Landlord, as liquidated damages, twice the amount of Rent, both Base and Additional, which would have been due for a like period of occupancy during the Term hereof. The provisions of this clause shall not operate as a waiver by Landlord of any right it may otherwise enjoy.

        19.         Eminent Domain.    If all or any part of the Premises shall be taken or condemned by any competent authority for any public use or purpose, or if any adjacent property or street shall be condemned or improved in a manner that requires the use of any part of the Premises, the Term off this Lease shall, at the option of Landlord, end as of the date of the actual taking, without apportionment to Tenant of any portion of the award or damages. Otherwise, this Lease shall remain in full force and effect without apportionment to Tenant of any portion of the award or damages.

        In the event of a termination pursuant to this Section 19, current Rent, both Base and Additional, shall be apportioned to the date of such taking. If the leasehold interest vested in Tenant by this Lease shall be condemned or taken in any manner, Landlord’s obligations under this Lease shall terminate as of the date of such condemnation or taking.

        20.         No Waiver.    The failure of either party to enforce any covenant or condition of this Lease shall not be deemed a waiver thereof or of the right of either party to enforce each and every covenant and condition of this Lease. No provision of this Lease shall be deemed to have been waived unless such waiver shall be in writing and signed by the person against whom the waiver is claimed.

        All rights and remedies of Landlord under this Lease shall be cumulative, and none shall exclude any other rights or remedies allowed by law.

        21.         Destruction by Fire or Other Cause.

                         (a)         Except as otherwise provided herein, if the Premises shall be rendered untenable by fire or other casualty, Tenant shall at its sole cost and expense (except to the extent of available insurance proceeds, as provided in Section 22 below) restore them and make them tenable as soon as possible, and rent shall not be abated, in whole or in part, during the period of untenability. All such restoration shall be performed under the supervision of the Landlord by contractors approved in advance by Landlord.

                         (b)         In case the Premises shall be so damaged by fire or other casualty that demolition is required, then Landlord may terminate this Lease by notifying the Tenant of such termination within thirty (30) days after the date of such damage. In the event of such a termination, Landlord shall be entitled to all insurance proceeds with respect to the Premises.

                         (c)         Tenant shall immediately notify Landlord of the occurrence of a fine or other casualty at the Premises.

        22.         Insurance.    By this section, and by the applicable portions of Section 11, Landlord and Tenant intend that the risk of loss or damages as described shall be borne by responsible insurance carriers to the extent provided.

                         (a)         Tenant shall, at its expense, insure the Premises against loss or damage under a policy or policies of “all risk” fire and casualty coverage insurance, to the full extent of their replacement cost, underwritten by such carriers and on such other terms and conditions as Landlord shall approve. Landlord shall be named as an additional insured in such policy or policies.

                         (b)         In the event of a loss covered by the policy or policies of casualty insurance referred to in subsection (a) above, the proceeds shall be paid to a bank, which shall act at the direction of Landlord to see to the use of such funds to the restoration of the Premises to their condition immediately prior to the casualty, unless the Lease shall be terminated as provided in Section 21(b) above.

                         (c)         Tenant shall maintain workers’ compensation insurance covering all of its employees to at least the statutory limit set forth under Michigan law, and a policy of general public liability insurance in an, amount at least equal to One Million Dollars ($1,000,000) single-limit coverage for property damage, bodily injury or death. Such policy of general public liability insurance shall name Landlord as an additional insured and shall be underwritten by a carrier and on such other terms and conditions as Landlord shall approve.

                         (d)         The Tenant shall obtain and maintain environmental insurance in an amount and form acceptable to the Landlord to cover the costs of any cleanup assessment investigation and the costs of cleaning up any contamination or pollution on the premises. Each insurance policy shall also contain a provision exempting the Landlord from any loss of coverage as an insured due to the acts of the Tenant. The Tenant shall give the Landlord customary insurance certifications evidencing that the insurance is in effect during the term of the lease. Such policy of environmental liability insurance shall name Landlord as an additional insured and shall be underwritten by a carrier and on such other terms and conditions as Landlord shall approve.

                         (e)         All policies of insurance required to be carried by this Lease shall provide, by endorsement or otherwise, that such insurance may not be canceled, terminated, amended or modified for any reason whatsoever, except upon thirty (30) days’ prior written notice to Landlord. Prior to the time such fire and casualty, workers’ compensation and general public liability insurance is first required to be carried by Tenant, and thereafter, at least fifteen (15) days prior to the expiration of any such policy, Tenant agrees to deliver to Landlord either a duplicate original of the aforesaid policy or a certificate evidencing each such insurance coverage, together with evidence off payment for the policies. If a certificate is provided, it shall contain a statement substantially in the form of the first sentence of this subsection (d). Tenant’s failure to provide and keep in force the aforementioned insurance shall be regarded as a material default hereunder, entitling Landlord to exercise any or all of the remedies as provided in this Lease in the event of Tenant’s default.

        23.         Access to Premises.    Landlord shall have the right to enter upon the Premises at all reasonable business hours for the purpose of inspecting them, preventing waste, loss or destruction, enforcing any of its rights or powers under this Lease, or making such repairs or alterations as it is obligated to make under the terms of this Lease or which Landlord may elect to perform following Tenant’s failure to do so. Whenever possible, Landlord shall give notice prior to entry. Landlord shall be neither liable nor responsible for any loss to Tenant or Tenant’s business which may occur by reason of such entry.

        Throughout the Term, Landlord shall have the right to enter the Premises at reasonable hours for the purpose of showing them to prospective mortgagees and, during the last six months of the Term, for the purpose of showing them. to prospective tenants. Landlord may also during said six-month period place upon the Premises the usual notices “To Let” and “For Rent,” which notices Tenant shall permit to remain thereon without molestation.

        If in the case of an emergency Tenant is not present to open and permit an entry into the Premises, Landlord or Landlord’s agents may enter the same by master key or, if necessary to the protection of life or property, forcibly. In no event shall the obligations of Tenant hereunder be affected by any such entry.

        24.         Signs.    Tenant may erect, maintain and remove such signs as it deems necessary, appropriate or desirable to its business operations in, on or about the Premises, provided that the signs are in compliance with all governmental regulations and that they do not cause structural damage to the Premises.

        25.         Taxes and Other Government Charges.

                         (a)         Tenant shall pay, before any penalty or interest attaches, all general taxes, special taxes, lessee-user taxes, special assessments, water charges, sewer service charges, and other governmental charges of any kind whatsoever levied or assessed against or with respect to the Premises at any time during the Term of this Lease, and shall, upon written request, furnish to Landlord duplicate receipts therefor.

                         (b)         Tenant shall pay before any penalty or interest attaches all personal property taxes levied or assessed against the personal property of Tenant located upon the Premises, and shall, upon written request, furnish to Landlord duplicate receipts thereof.

        26.         Utilities.    Tenant shall, at its expense and by separate metering, provide the Premises with all utility services it desires to have.

        27.         No Broker.    The parties agree that no broker brought about this Lease. The Tenant agrees to indemnity and hold the Landlord harmless against any brokerage claim whatsoever.

        28.         Personal Property and Trade Fixtures.    Any fixtures, including the hoist, located at the Premises at the beginning of this Lease may be used by Tenant but, shall remain the property of Landlord at the conclusion of this Lease.

        29.         Notices.    All notices, bills or statements required hereunder shall be in writing and shall be deemed to have been given, whether actually received or not, if either delivered personally or mailed by certified or registered mail to the parties at their addresses as set forth on the first page of this Lease. Either party may change its address for notices, bills or statements by giving notice of such change as hereinabove set forth.

        30.         Heirs and Assigns.    The covenants, conditions, and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, distributees, executors, administrators, successors, and assigns.

        31.         Quiet Enjoyment.    Landlord covenants and agrees with Tenant that upon Tenant’s paying the Rent and observing and performing all the terms, covenants and conditions on Tenant’s part to be performed and observed, Tenant may peaceably and quietly enjoy the Premises hereby leased.

        32.         Subordination; Attornment; Estoppel Certificate.    This Lease shall be subject and subordinate to the interests of the holders of any notes secured by mortgages on the Premises, now or in the future, and to all ground or underlying leases and to all renewals, modifications, consolidations, replacements and extensions thereof, and while the provisions of this section are self-executing, Tenant shall execute such documents as may be necessary to affirm or give notice of such subordination.

        Upon request of the holder of any note secured by a mortgage on the building or the Premises, Tenant shall agree in writing that no action taken by such holder to enforce said mortgage shall terminate this Lease or invalidate or constitute a breach of any of its provisions, and Tenant shall attorn to such mortgagee, or to any purchaser of the building or the Premises at any foreclosure sale, or sale in lieu of foreclosure, for the balance of the Term on all the terms and conditions herein contained. While the provisions of this section are self-executing, all persons affected thereby shall execute such documents necessary to affirm or give notice off such attornment.

        At the request of Landlord, Tenant shall within ten (10) days deliver to Landlord, or anyone designated by landlord, a certificate stating and certifying as of its date (a) the date to which Rent and other charges under this Lease have been paid, (b) whether or not there are then existing any setoffs or defenses against the enforcement of any of the agreements, terms, covenants or conditions hereof on the part of Tenant to be performed or complied with (and, if so, specifying the same), and (c) if such be true, that this Lease is unmodified and in full force and effect and Landlord is not in default under any provision of this Lease.

        33.         Entire Agreement.    This Lease represents the entire agreement between the parties. It may not be amended, altered or modified unless done so in writing by both parties.

        34.         Pronouns.    Whenever in this Lease words, including pronouns, are used in the masculine, they shall he read in the feminine or neuter whenever they would so apply and vice versa, and words in this Lease that are singular shall be read as plural whenever the latter would so apply and vice versa.

        35.         Choice of Law.    This Lease shall be governed by and construed in accordance with the laws of the State of Michigan that are applied to leases made and to be performed in that state. The invalidation of one or more terms of this Lease shall not affect the validity of the remaining terms.

        36.         Light or Air Rights.    No rights to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant under this Lease.

        37.         Third Parties.    Landlord and Tenant acknowledge, and warrant and represent to each other, that there are no third-party beneficiaries to this Lease.

        38.         Headings.    The headings contained herein are for convenience only and shall not be used to define, explain, modify or aid in the interpretation or construction of the contents hereof.

        39.         Covenants and Conditions.    All covenants and conditions contained herein are independent of one another. All off the covenants of Tenant contained herein shall, at the option of Landlord, be construed as both covenants and conditions.

        40.         Net Lease.    It is the intention of the parties that this Lease shall be what is commonly known as a “net-net-net-net” or “carefree” lease, and Landlord’s obligations shall be limited to those it has specifically undertaken herein.

        41.         Security Deposit.    As security for the faithful performance by Tenant of all of its obligations under this Lease, Tenant shall upon execution of this Lease deposit with Landlord the sum of Two Thousand Dollars ($2,000). This security deposit shall be kept by Landlord in an interest-bearing account at a financial institution. Landlord shall have the right (but not the obligation) to apply all or any part of it toward any amount Tenant has failed to pay hereunder on a timely basis.

        42.         Parking.    Tenant shall make all necessary arrangements for its parking needs within the Premises or elsewhere on its own. Landlord shall not be responsible for supplying any parking.

        43.         Unpaid Rent.    Unpaid monthly rental installments, or any portion thereof, and all other amounts due and owing Landlord from Tenant under this Lease, which remain overdue for more than ten (10) days, shall bear interest at the rate of ten percent (10%) per annum. To compensate it for increased costs it will incur, Landlord may also assess a reasonable late charge (not to exceed ten percent (10%)) in respect of any installment of rent not paid when due. Tenant’s obligation to pay rent that is accrued but unpaid shall survive the expiration or termination of the Term.

        44.         Accord and Satisfaction.    Landlord may accept any check or payment of less than the full amount it is owed without prejudice to its right to recover the balance or to pursue any other remedy in this Lease as provided.

        IN WITNESS WHEREOF, the parties have caused this Lease to be executed as of the date first written above.

Roost Leasing, LLC /s/ Wade R. Wolf By: Wade R. Wolf Its: Member Landlord Classic Manufacturing, Inc. /s/ Bradley J. Baker By: Bradley J. Baker Its: CEO Tenant

Exhibit A Description of Premises

See attached layout.